UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 21, 2011 (July 15, 2011)

LONGHAI STEEL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52807	11-3699388
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

No. 1 Jingguang Road, Neiqiu County
Xingtai City, Hebei Province, 054000
People’s Republic of China
(Address of Principal Executive Offices)

+86 (319) 686-1111
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 15, 2011, Dr. Eberhard Kornotzki resigned as the Chief Financial Officer of Longhai Steel Inc. (the “Company”) effective immediately. On July 15, 2011, the Company appointed Mr. Heyin Lv as the Chief Financial Officer.

Mr. Lv joined Xingtai Longhai Steel Group Co., Ltd., the Company’s then parent company in April 2008. He was later appointed as the Chief Financial Officer of Xingtai Longhai Wire Rod Co., Ltd., the Company’s operating subsidiary, and served from August 2008 to July 2011. He was responsible for financial reporting, financial planning and analysis, budgeting and treasury management. From 2007 to March 2008, Mr. Lv was an auditor with Xingtai Zhengda Audit Firm. In 2006, Mr. Lv was the Financial Director of Hebei Xingda Group, responsible for financial reporting and treasury management. From 2001 to 2005, Mr. Lv served as the Financial Manager for Xingtai Century Auto Trading Co., Ltd., responsible for financial reporting and financing. Mr. Lv graduated from Xingtai Accounting and Trade School and earned a bachelor’s degree in Accounting. He is a Certified Public Accountant in China.

No family relationship exists between Mr. Lv and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Mr. Lv and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Company and Mr. Lv have not entered into an employment agreement and agreed that Mr. Lv’s base salary will be RMB 3,500 (approximately $542.50) per month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGHAI STEEL INC.

Date: July 21, 2011	/s/ Chaojun Wang
Mr. Chaojun Wang
Chief Executive Officer